EXHIBIT 21

LIST OF SUBSIDIARIES

The Company had the following subsidiaries as of the date of this report:

NAME		INCORPORATED
1.	Seacoast National Bank	United States
2.	FNB Insurance Services, Inc. (Inactive)	Florida
3.	South Branch Building, Inc.	Florida
4.	TCoast Holdings, LLC	Florida
5.	TC Property Venture, LLC	Florida
6.	SBCF Capital Trust I	Delaware
7.	SBCF Statutory Trust II	Connecticut
8.	SBCF Statutory Trust III	Delaware
9.	BankFIRST (FL) Statutory Trust I	Connecticut
10.	BankFIRST (FL) Statutory Trust II	Delaware
11.	The BANKshares Capital Trust I	Delaware
12.	Grand Bankshares Capital Trust I	United States
13.	Syracuse Holdings, Inc.	Delaware